NEWS RELEASE

1653 East Maple Road	● Troy, MI 48083	CONTACT: William Iacona,
Phone: (248) 689-3050	● Fax: (248) 689-4272	Chief Financial Officer – (248) 526-5819
www.somanetics.com		Mary Ann Victor,
Vice President and Chief Administrative Officer
(248) 526-5803

SOMANETICS CORPORATION FILES PATENT INFRINGEMENT ACTION
AGAINST CAS MEDICAL SYSTEMS, INC.

TROY, Mich. -- August 10, 2009 -- Somanetics Corporation (Nasdaq: SMTS), a developer, manufacturer and marketer of the INVOS® Cerebral/Somatic Oximeter, a medical device that monitors oxygen saturation in the brain and other regions of the body, announced that it has filed a patent infringement action against CAS Medical Systems, Inc. in the United States District Court for the Eastern District of Michigan.

The complaint asserts that CAS Medical’s FORE-SIGHT® Cerebral Oximeter willfully infringes upon one or more of Somanetics’ patents, including United States Patent Nos. 6,615,065, 5,902,235 and 5,482,034.  The complaint also asserts that CAS Medical has engaged in unfair competition and false advertising, by making false or misleading statements in connection with its advertising and promotion of FORE-SIGHT, and false or misleading statements related to Somanetics’ products.  The complaint seeks, among other things, compensation for damages and an injunction against CAS Medical from infringing upon Somanetics’ patents.

About Somanetics

Somanetics Corporation (Nasdaq: SMTS) develops, manufactures and markets the INVOS® Cerebral/Somatic Oximeter which noninvasively provides accurate, real-time blood oxygen measurements in patients greater than 2.5 kilograms, and trend monitoring of this parameter for individuals of any weight.  The INVOS System is the only commercially-available cerebral/somatic oximeter proven to improve outcomes.  Surgeons, anesthesiologists and other medical professionals can use data provided by the INVOS System, in conjunction with other available data, to identify oxygen imbalances in brain or other body tissue beneath the sensor and take necessary corrective action, potentially improving patient outcomes and reducing the costs of care.  The INVOS System is the clinical reference standard in cerebral/somatic oximetry, with an 11-year market track record, more than 700 clinical references and implementation at more than 700 U.S. hospitals.

Somanetics also develops, manufactures and markets the Vital Sync™ System, a device that integrates data from bedside devices into a single system for enhanced patient assessment and decision making, data management and data storage.  Somanetics supports its customers through a direct U.S. sales force and clinical education team.  Covidien markets INVOS System products in Europe, Canada, the Middle East and Africa and Edwards Lifesciences represents INVOS System products in Japan.  For more information visit www.somanetics.com.

Safe-Harbor Statement

Except for historical information contained herein, the matters discussed in this news release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties.  Actual results may differ significantly from results discussed in the forward-looking statements and may be affected by, among other things, economic conditions in general and in the healthcare market, including the recent global economic crisis, the demand for and market acceptance of our products in existing market segments and in new market segments we plan to pursue, our current dependence on the INVOS Cerebral/Somatic Oximeter and disposable sensors, our dependence on distributors for a substantial portion of our sales, our dependence on single-source suppliers, potential competition, the effective management of our growth, our ability to attract and retain key personnel, the potential for products liability claims, government regulation of our business, the challenges associated with developing new products and obtaining and maintaining regulatory approvals if necessary, research and development activities, the lengthy sales cycle for our products, sales employee turnover, changes in our actual or estimated future income, changes in accounting rules, enforceability and the costs of enforcement of our patents, potential infringements of others’ patents, the effect of acquisitions and the other factors set forth from time to time in Somanetics’ Securities and Exchange Commission filings, including Somanetics’ 2008 Annual Report on Form 10-K filed on February 11, 2009, its first quarter 2009 Quarterly Report on Form 10-Q filed on March 31, 2009 and its second quarter 2009 Quarterly Report on Form 10-Q filed on July 1, 2009.

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